Exhibit 23

Consent of Independent Registered Public Accounting Firm

Triple Crown Media, Inc. and Subsidiaries

Lawrenceville, Georgia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-131075) of Triple Crown Media, Inc. of our report dated October 10, 2008, relating to the consolidated financial statements of Triple Crown Media, Inc. and Subsidiaries appearing in the Company’s Annual Report on this Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Atlanta, Georgia

October 10, 2008